                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                          PAGE 1




                              MCCANN ERICKSON, INC.

                                 MARCH 19, 2001
                                 10:00 A.M. CST


Moderator                  Ladies and gentlemen, thank you for standing by.
                           Welcome to the Interpublic True North Merger announcement call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. As a reminder, this conference is being recorded.

                           I would now like to turn the conference over to Senior Vice President of Investor Relations, Ms. Susan Watson. Please go ahead.

S. Watson                  Thank you, operator. Good morning, everyone, and
                           thank you for joining us. We're delighted you could be with us to hear some very exciting news about
                           Interpublic and True North Communications. A few hours ago, we announced the transaction that will unite our companies to create the world's largest marketing communications company. For purposes of this call, we will assume that you have all read the release. The release is available on our Web site, WWW.INTERPUBLIC.COM. At the Web site, you'll also

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                          PAGE 2

                           find a slide deck giving lots of detail about both companies and the transaction.

                           Today's call is being recorded for future access. You can access the replay on our Web site or by dialing 800-475-6701 in the US, or 320-365-3844 internationally. The telephone replay will begin at 3:00 p.m. Eastern Time today and will be available for 24 hours. It will be available indefinitely at our Web site.

                           Rather than read the cautionary statement, I will refer you to the press release, which is also available on major news services or to our filings at the SEC to review the Safe Harbor language with regard to forward-looking statements.

                           With me this morning to discuss today's news are John Dooner, Chairman and CEO of Interpublic; Sean Orr, Chief Financial Officer of Interpublic; David Bell, Chairman and CEO of True North Communications; Brendan Ryan, CEO of FCB Worldwide; also with us this morning is Kevin Smith, the CFO of True North to help us with questions. Now it's my pleasure to introduce John Dooner.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                          PAGE 3

J. Dooner                  Thanks, Susan. Sean will take us through the details
                           of the transaction. That'll be followed by some comments by David and myself and Brendan.

                           I just want to start and say from the outset that we are extraordinarily delighted. True North has great clients, they have great people, and I think as I spoke to many of you who are on this call, we're able to deliver against a promise of delivering an accretive deal. So let me have Sean take us through the details of the transaction and then we'll hear a little bit from David and Brendan and myself, and we'll certainly open up to any questions and comments that you would have.

S. Orr Thank you, John. Good morning, everybody. I'd just like to walk through the core elements of the transaction to begin with. First of all, the transaction structure is a stock per stock merger of Interpublic and True North. The transaction involves a fixed exchange ratio of 1.14 shares of Interpublic for each share of True North. And I will repeat that because I understand that at least one news service had it transpositioned in the number that it put out, and that is the fixed exchange ratio is 1.14 shares of Interpublic for each share of True North, and there will be no collar. That ratio will remain fixed.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                          PAGE 4

                           Reusing values from close of business last Friday that equated to $40.24 per True North share based upon our closing price of $35.30. Now those numbers will continue to float between now and the time of closing. But again, using those values, we're talking about a transaction of approximately $2.1 billion in equity value. The pro forma ownership will be 84.5% from Interpublic shareholders and 15.5% for True North shareholders. The expected accounting treatment will be a pooling of interests transaction and it is expected to be a tax-free reorganization.

                           We won't go through all of the elements of deal protection, but there is a break up fee of $80 million that has been agreed to. Now the intention is to have both David Bell and Brendan Ryan nominated for election to Interpublic's board of directors and we expect that the transaction will close sometime during the summer.

                           In terms of the financial impact of the transaction, I'll walk through some highlights. On a pro forma combined basis, 2000 net revenues would be $7.2 billion, and pro forma operating income would be more than $1 billion. This transaction will be accretive to GAAP earnings in 2001, 2002 and going forward. And in making that statement, we have taken into account True North's change in accounting for goodwill amortization

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                          PAGE 5


                           and the new accelerated time tables they're using for their goodwill amortization, and we've also taken into account some of the recent accounting decisions taken up in the fourth quarter by Modem Media, as well.

                           In modeling this transaction, we anticipate annual cost savings in excess of $25 million from eliminating obvious corporate overhead redundancies in putting two holding companies' structures together. This estimate of $25 million or more only takes into account these obvious structural overhead redundancies. Some might call them low hanging fruit, and do not include any other operational efficiencies or improvements that we think we may fairly anticipate as we go forward. These synergies also do not take into account some of the other new growth opportunities that will arise from putting the two organizations together and I'm sure that David and John have more to say about that in a moment.

                           On a pro forma basis, our reported revenue for 2001 will show double-digit revenue growth, and that is including the Chrysler revenue numbers in both 2000 and 2001. So in other words, notwithstanding the loss of Chrysler revenue, the combined organizations will report double-digit revenue growth in 2001. Without Chrysler, which will not be the way the

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                          PAGE 6

                           companies report, but was the way that we at Interpublic had to look at the economics of the transaction. If you take Chrysler out of both years, the revenue growth would be in the 15% range.

                           Two thousand one pro forma EPS will be within the previously announced $1.65 to $1.70 range. We do expect accretion in the current year. We don't think it's going to be significant enough to cause us to change our earnings guidance, as the synergies that we described will not be in place for the full year. As we look forward, the combined businesses we believe will continue to be able to deliver the double-digit top line growth and double-digit EPS growth going forward. That has been the ongoing long-term Interpublic objective.

                           I would like to just spend a moment commenting on Modem Media. It is an investment in another public company that True North is carrying. True North owns 44.6% of the Modem Media stock. But in the grand scheme of things, that investment and Modem Media's contribution to the overall economics of either True North or Interpublic is a small piece of the puzzle. We have been impressed so far with our exposure to Modem Media management and we applaud their current emphasis on cash

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                          PAGE 7

                           management and cash flow performance, and their focus on managing the company to a cash profit positive position.

                           We applaud what they did at the end of the year in terms of dealing with their goodwill issues, which take a big goodwill burden out of their P&L picture going forward, which was their main obstacle to achieving profitability. And even though we are encouraged by what we hear from management in terms of its current situation and objectives, we are not assuming any profit contribution from Modem Media in any of our modeling, nor are we obligated to provide any ongoing cash funding to Modem Media. And we look forward as a company to getting to know their management team better as we go forward.

                           One last comment is on the potential for client conflict. Number one, the most important point to be made is that the primary agency asset, Foote, Cone & Belding, will continue to operate as a separate, stand-alone agency. So therefore, by keeping it as a separate, stand-alone identity, we will not be creating any new conflict from that perspective.

                           In our discussions with clients about the issue of conflict, we are continuing to hear growing tolerance for the whole issue of conflict as the

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                          PAGE 8

                           industry consolidates. But notwithstanding the above, we feel that the models that we have built provide us ample allowance for revenue loss from client conflict before we have any risk of accounting dilution. So with that summary of the financial impact of the transaction, I'll turn it back over to John.

J. Dooner                  Sean, thanks. David would like to say a couple of
                           comments and I'm sure they're going to be very positive. But again, one of the things as you put a company together, you look to find a culture that can really work and fight the fight. And I have to tell you that we've had a few months to get to know True
                           North and their key people better, and that just grew over time in terms of our respect and our sensitivity towards them really being an incredible fit with ourselves. I go back with David quite a few years in the industry as competitors, but also as two people that try to contribute to the overall field, as well.
                           Later on, I'll have Brendan give you some understanding of how long he and I go back, but let me pass it on to David now to give you some of his thoughts.

D. Bell Thanks, John. You're right; we're going to say exciting things because our management team is really pumped. As you know, after our third quarter conference call, we said that True North would consider a strategic

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                          PAGE 9


                           combination if we were sure that it would benefit our clients, our people and our shareholders. And our planned coming together with Interpublic today does just that.

                           This combination is the logical next step for us to build on and accelerate the building of our agency brands. We believe that this coming together will also accelerate the success that we've had in the last two years in strengthening our financial fundamentals, both in terms of organic growth and operating margin. It will be our focus to accomplish that by helping our clients take advantage of an enormously expanded array of tools that Interpublic has to help our clients drive their businesses.

                           Some of you know that at True North we've had a major collaboration effort to extend our service to our clients and it has worked well for us, and this coming together simply turbo-charges that effort. And frankly, we believe that there are number of important new business opportunities that have chosen to wait to see what the next step for True North will be, and we believe this coming together will open doors for True North agencies.

                           From our standpoint, what will make this merger work extraordinarily well are two fundamental things. The first is a like-minded management

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 10

                           who share an absolutely common vision for the future of our business and for the future of the Interpublic Group, and who believe strongly in the best ways to provide integrated solutions for the clients. This is also, as John mentioned, a management group that will operate together in an open, candid and honest environment to make things happen for our clients and for our shareholders.

                           Secondly, this will work because the True North management team and its people are committed to making it work. Committed to being part of the future of Interpublic and to do the transition and the integration with skill and success. We've done successful mergers and integration before, we fully intend to do it very successfully with Interpublic, and that can only run down to the benefit of the shareholders.

J. Dooner                  Thanks, David. Brendan, maybe you can share a couple
                           of comments from the perspective of Foote Cone and what you can expect out of this new relationship.

B. Ryan Terrific. I sent a memo out to our 8,000 employees this morning and I said that this is terrific for FCB as an agency, terrific for our clients, and terrific

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 11

                           for all of our people, and I really mean it. It's just an outstanding event for us.

                           A couple of things; one, now we become part of the number one company in our industry. Number one is good; big is good. Number two, it dramatically improves our media offering to our clients almost instantly. Number three, it gives us access to an excellent range of services that's broadened beyond what we had at True North, but enables us to continue collaboration of philosophy. There are giant global clients housed within Interpublic, which in a world of consolidation on the client's side as well, it's a good thing to be connected with a company, which is connected to them. Then, lastly, it gives us a better, stronger currency in terms of the stock of Interpublic to reward our people with and to use in making further acquisitions as we build out FCB.

                           You put all that together, it's absolutely a can't miss deal. But then there's the most important piece of all, which to me are people. There are a lot of people in this business and frankly, I don't want to work for all of them. I really want to work here. John and I, as he was alluding, go way back. Actually, when I was an annoying little product manager at General Foods as a client, I had an even more annoying, even more junior media guy at

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 12

                           Gray Advertising working on our business, named John Dooner. So we go back. As I said in my memo to everybody at FCB, 30 years ago, no we didn't meet in kindergarten but we actually met in business, and we share a philosophy about this business, we share an attitude, and it is a fact that things begin at the top and it permeates the entire organization. So with John as a prototype of the people at Interpublic, and I know an awful lot of them over the years, it's just a tremendous fit with the guys from True North, the people from FCB. It couldn't be a better day for us. It really couldn't.

J. Dooner                  Thanks, Brendan. I think it'd be appropriate now if
                           we would open it up to the questions.

Moderator                  Ladies and gentlemen, our first question comes from
                           the line of David McMurray at Credit Suisse First
                           Boston. Please go ahead.

D. McMurray                Thanks. Hi, I had a couple of questions. Sean, you
                           touched briefly on the client conflict issue. I was wondering if you could tell us roughly how many clients have been contacted so far and maybe talk about a couple of particulars, such as Coke with Tropicana, S.C. Johnson, and Unilever, etc.?

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 13

S. Orr David, I'm a finance guy. These guys don't let me talk to clients. I'm going to let John answer that question.

J. Dooner                  David, how are you? This is John Dooner. We have
                           talked to the major clients and understandably, you're going to get a wait and see attitude. I did get a positive response from Coca-Cola and their recognition that the world has changed and that, indeed, as consolidation continues to go that more tolerance is something that could be expected. With that said, as I think you heard Sean say, we will monitor that over time. We have taken into account to some extent in the financial models, but I'm actually encouraged to be very honest as to the response I'm getting at this point. Let me ask David to respond to some of the calls he's made to his clients.

D. Bell                    Yes, David, we're sorry we're not at your conference.
                           I think you probably know the reason why. What we would like to say about this is that as we have considered this and as Sean indicated, the fact that FCB remains a strong stand-alone agency and the fact that the Interpublic Group literally pioneered the holding company structure and how to maintain the walls of confidentiality, we think bodes very well because that's exactly where we're moving.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 14

                           I have called S.C. Johnson, whose primary concern as you would hope is their team, their agency, their relationship with us, how it moves forward, and frankly, how comfortable we are, and we have assured them that we're extraordinarily comfortable. Also, calls were made to MaxiLee, Unilever, Quaker, and Chase. So we've done a good job with that and the response at this point in time is understandably you would expect them to wait and see, but I have to say, and I've seen this in recent years, there is a movement towards tolerance for the very obvious reasons that I mentioned. And also many of these clients recognize that companies like Interpublic are able to provide a significant range of marketing competencies that they really do want to have as arrows in their quiver.

D. Bell David, only one other thing. This is David Bell again. I think it's important to indicate that we are merging holding companies, and in reality holding companies don't have clients. The brands within the holding companies do. This is not like an FCB/Bozell merger or Lowe/Lintus merger.

D. McCarthy                Great. Thanks. And to that point, just on the
                           operation of the True North companies going forward, you were fairly clear on FCB. I just wanted to

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 15

                           clarify that BSMG and Marketing Drive and FCBI, all those will remain tightly linked to the FCB Agency?

J. Dooner                  The FCB will be developing its platform as an
                           independent network, probably accelerating a group, if you will, entity with integrated marketing competence around the world; however, at this time, we're looking at each one of these entities separately and recognize that they've grown separately. So at this point, we're not prepared to talk about any further integration than exists today.

D. McMurray                Great. Thanks. And just a final question on the
                           management of True North coming over, could you tell me about how far down the list you are trying to lock up the management and how you're going about doing that?

J. Dooner                  Well, first off, I have to make sure Brendan buys
                           that media plan I tried to sell him 30 years ago and then hopefully we'll get him locked up. I had a very rare opportunity to talk to the top management group yesterday. And I have to tell you that it starts there. At that meeting, we shared our points of view about life and our philosophy about the business, and cultural attitudes we have. It was a lot of like-mindedness that bode very well. Obviously, going forward and working with individuals, our human

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 16

                           resource people will be very hard at work ensuring that the key people that we want to go forward are going to be going forward.

D. Bell I think there's a common air at True North management among our agency heads and our group that this is not a kind of transaction to exit, that this is a transaction that can take us to the next step in the building of our businesses and servicing our clients. And that's the permeating attitude, which we believe will bode very well for the future.

J. Dooner                  Yes. As a matter of fact, and David, I guess we're
                           spending more time with you than most, but one of the things that was clear in this transaction I think, that as you look at it financially, you'll realize that both bodies put their hats in the same ring.
                           Realizing that if they work collectively, the benefits of building the Interpublic share will be shared by everyone. So you really see that attitude coming through loud and clear, and that's something you want to see.

D. McMurray                Great.  Thanks very much.

Moderator                  The next question comes from the line of Laura Fine
                           at Merrill Lynch. Ms. Fine, your line is open.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 17

L. Fine Great. Thank you. A couple of questions. Just following up on Dave's question, specifically, could you discuss any potential management contracts you might have with Brendan and David Bell and maybe a couple of other key people? Whether you've been able to get them, specifically, to commit to a certain amount of time? And then I guess my big question in all this is trying to understand the timing from both companies' point of view. It feels like True North is selling at the moment of highest uncertainty at a price that seems fairly low. And I guess from Interpublic's perspective, it seems like the price is very attractive. But at a time when investors are still concerned about the resources you need to devote to...and do you have the ability to then devote resources to True North as well? So if you could comment on the timing, management contracts, and then I'll have another follow up question.

J. Dooner                  We're in discussions with David and Brendan, and
                           maybe I should have Brendan and David talk with regards to this.

D. Bell Laura, we want you to keep your True North jacket as a historical momento.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 18

                           There will be, and basically are no contract issues with me. I've signed on to be an Interpublic employee and to bust our pick to make this work. It's not going to be an issue, period.

B. Ryan John, I'm the same. I want to be here. It's a good deal, and in talking to our senior guys around the world this morning and today, there is tremendous enthusiasm for this and knock on wood, but I really don't anticipate any defections. I think, in fact, this is going to enable us to better keep our people.

J. Dooner                  I don't think you should assume that there will be
                           major defections...

B. Ryan                    No, there won't.

J. Dooner                ...there really won't.

L. Fine No, I wasn't assuming it. I'm actually very comfortable with that. I was just curious if there was anything done to make sure that people stayed.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 19

D. Bell Yes. As a matter of fact, Interpublic has been very forthright and open, and their human resource people have addressed any concerns that we've had, both conceptually and in specificity.

B. Ryan I'm particularly glad to hear you raise this issue, Laura, and I'm glad John's listening. Very nice, thank you.

J. Dooner                  I particularly want to thank you Laura, and you will
                           see that immediate plan as well.

                           The other question you asked is a reasonable question, and that is resources of the transition group and relative to other needs we need to do in terms of giving attention. I think what you're seeing in the transition team, or if you step back and see the depth in management that we're gaining from this merger, it offers Interpublic greater strength with that depth of management. I think that allows us, if you will, to attack any issues stronger than probably ever before. In the specific case of the True North acquisition, David, working with two of our key executives here at Interpublic, Barry Linsky and Bruce Nelson, as well as with Kevin Smith in the financial area with some guidance from Sean and myself; that's a

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 20

                           pretty powerful transition team and these are people that actually do things.

                           As it relates to making sure that my foot is where it needs to be, and I think we have an understanding of where that is, that foot is not moving very far from that. And if anything, I would hope to show, and we've demonstrated as a company of some continued success in those companies as well. So I think with this, we're blessed with the greater depth in management, allowing us to really aggressively, and not only handle the integration, but also address some of our broader, long-term management needs.

L. Fine Okay. Last question, on the account side that Sean referred to where you have certainly taken into account the potential for client losses, I am wondering how you would characterize AT&T Wireless and Quaker, given Pepsi's acquisition there, if you have specifically gone through account by account. And you didn't mention Compaq when you talked about clients that you had called and I'm wondering if you had spoken to them, as well.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 21

J. Dooner                  A little bit, yes. The fact is, Laura, and
                           this is a remarkable combination when you combine the scale of businesses that you have. I mean you really have to dig pretty hard to come up with serious conflicts or even potential impressions of conflicts.
                           And I don't think we're going to have a problem with this; I really don't. I mean Compaq, there's no issue. I mean there's not.

D. Bell Well, Compaq you have a natural relationship between Foote, Cone & Belding and Draft. So I would imagine that Compaq would be very excited about that. And I know that Brendan is very anxious to work with Howard Lisk and I look forward to seeing that actually...

B. Ryan                    I might actually try to steal his business.  But...

D. Bell                     ...that'll be a little...As it relates to AT&T,
                           Laura, I think that the AT&T Wireless, they're going through changes themselves. And you know, we have a business out there today that there's some economic issues, especially in the technology and the telecommunication area. And in that particular issue with the wireless, they're going to be spinned off and it's logical to me that they would look to make sure that they have the resources they feel they require going forward. So I don't really think that

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 22

                           that has any direct implication of an acquisition, or if you will, the merger at all.

J. Dooner                  On the flip slide, Laura, if you take a look
                           at expanded possibilities. If we take a look at Interpublic service of Verizon and True North's service of Verizon, we both expand our service by coming together.

L. Fine                    Great.  Thank you very much.

Moderator                  The next question comes from the line of Vivian Quan
                           at Deutsche Bank. Please go ahead.

V. Quan Yes, hi. My first question is for David. The press release did talk about comfort with first quarter estimates for True North. Could you comment on your comfort for the full year? And then secondly, as Vice Chairman of Interpublic, is your primary focus still going to be the True North operations, or will you be taking on an expanded role?

D. Bell Well, thanks for addressing it to me. I'm going to split it up and suggest that Kevin talk about our comfort with full year and let John talk about roles beyond the integration of True North.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 23


K. Smith Okay, Vivian, we will remain very comfortable with the estimates, the consensus estimates for the year, obviously adjusted for the increase in amortization expense.

V. Quan                    Okay.

J. Dooner                  In terms of David's role forward, I think that one of
                           the things that you have here, not necessarily the goal but a byproduct of our coming together, is the largest marketing communication company in the world.
                           I have to assure you, as we talked a little earlier to Laura, the need for management depth to really address needs going forward, whether they be clients or operational, is not a short list. And I think that David, because of his experience and history, will be able to provide enormous help to a myriad of things within Interpublic and obviously, his first thing will have to be, as I mentioned earlier, the integration of True North. But my suspicion is that he'll be doing multitasking, as a lot of us do these days, and he'll be quite busy.

V. Quan                    Okay.  Thanks.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 24

Moderator                  The next question comes from the line of Richard
                           Tompkins of Financial Times. Please go ahead.

R. Tompkins                Hi, good morning.

J. Dooner                  Hi, Richard.

R. Tompkins                This is open to journalists as well as analysts,
                           isn't it?

J. Dooner                  Sorry?

R. Tompkins                This call, the questions are open to journalists as
                           well as analysts, are they?

S. Watson                  Generally, we discourage journalists from asking
                           questions on this call. I'll be happy to cover you offline.

R. Tompkins                Okay.  Sorry, what are you saying?  Can I go ahead
                           with the question?

B. Ryan                    I believe she said she'll talk to you offline, sir.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 25


R. Tompkins                My question is it's no secret that True
                           North was in talks with Havis Advertising about an offer that I believe was worth about $45.00 a share.
                           This is a question obviously for David Bell. So why did you accept a lower offer of around $40.00 from IPG in preference to what was on the table from Havis?

D. Bell We won't comment on any conversations with any other potential acquirers or any other potential proposals. We have made this decision because we believe it's the right decision for our clients and our shareholders, and that's all we'll comment on regarding any other proposals.

Moderator                  Our next question comes from the line of Troy Masten
                           at William Blaire.  Please go ahead.

T. Masten                  Good morning and congratulations.

J. Dooner                  Thank you.

T. Masten                  First question involves accounting treatment
                           more than anything. I guess I'm curious as to the thought process that went into how to account for this

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 26


                           when to complete the deal I guess in light of changes that might be coming down the pipeline for accounting treatment, purchase versus pooling and changes that might happen this summer? A second question I will follow up with in a minute.

S. Orr Well, Troy, this is Sean Orr speaking. The first thing that I'd say is that it's not certain yet whether the accounting rules are going to change this summer. In fact, our recent intelligence is that that whole process of rule changing could take longer than it has been anticipated. So the assumption that pooling rules go away in the middle of the year is an unclear assumption at this point.

                           I think the more important issue is in choosing a stock per stock transaction. Given the size of the deal, we thought it was the most logical way to structure and finance a deal of this size, as has always been our historical practice.

T. Masten                  Okay.  In follow up, are there any expected
                           write-offs, either cash or noncash as a result?

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 27

S. Orr Well, right away, when we talk about eliminating redundant positions, you are going to have costs associated with treating the affected people fairly. You also have transaction costs because both companies used professional investment banking advisors and law firms and accountants in getting the transaction to this point and will be continuing to use that advice and counsel in closing the transaction. So there will be costs associated with the deal itself. So yes, those costs of eliminating overhead and the costs of completing the transaction will be accounted for as a one-time charge when they're incurred.

T. Masten                  No other expected reorganization charges right now?

S. Orr Well, as we look further into the company and if we do have to incur some costs to accomplish the merger in the right way, they will be taken into account when we do this accounting.

T. Masten                  Okay.  Thank you.

Moderator                  The next question comes from the line of William Berg
                           with Salomon/ Smith Barney. Mr. Berg, your line is open.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 28


W. Berg Yes, thanks a lot. I was just wondering if you could give us any particulars on the structure of the break up fee. And also, secondly, you've discussed the issue of kind of locking up employees. I am curious if there's any provision for locking up employee stock with True North employees owning about 20% of the stock. Thank you.

J. Dooner                  Bill, I'm not sure how specific we want to be.
                           We have disclosed an $80 million number for the break up fee. In terms of other mechanisms to ensure that the transaction is accomplished, I think that the two companies have agreed to a good set of provisions that are standard in an arrangement like this to assure that our mutual interests in closing a transaction does, in fact, happen.

W. Berg And just to follow up on the stock lock-up, is there any provision in place?

D. Bell I think we'll have to get back to..., oh sure, that's right, there is no lock-up. Sorry.

W. Berg                    Thank you.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 29

J. Dooner                  Bill, the standard restrictions on affiliates will
                           govern because of the pooling transaction.

W. Berg Thank you, and just as a follow up, can you give us any sense of what kind of order of magnitude of revenue synergies you're assuming could take place with this entity coming together?

J. Dooner                  Well Bill, as I said in the opening remarks, in terms
                           of modeling out the accounting implications of the transaction, we haven't assumed any number for revenue synergies. And our economics and our assertions around accretion do not depend on any number related to revenue synergies. We do think, for some of the qualitative reasons that John, David, and Brendan have alluded to, that a number of the True
                           North agencies will be in a much stronger, competitive position in terms of pursuing new clients, new people, and acquisitions as a result of the combination with Interpublic. But the benefits of that stronger, competitive position have not been modeled into our economics, or are not a dependency to making the numbers work.

W. Berg And Sean, when you indicated that on the lock-up standard restrictions on affiliates and a pooling hold...

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 30

S. Orr                     Correct.

W. Berg ...I was just wondering if you could specify what that is for the benefit of those who are unfamiliar with all the details and nuances of that.

S. Watson                  Bill, let's take that...

S. Orr Bill, you know, the reason why I'm hesitating about this is I'd rather do that offline. We start to get into some real esoteric, technical requirements then. I'd be happy to spend as much time as we need to offline on that.

W. Berg                    Okay.  Fair enough.  Thank you.

Moderator                  The next question comes from the line of Karen Ficker
                           at ING Baring. Please go ahead.

K. Ficker                  Hi. Actually most of my questions have been asked.
                           Some of them not answered, but I do have one remaining question. I wanted to find out, to big picture strategy, I look at the addition of True
                           North and I see your marketing services as a percentage of revenue stays pretty much constant,

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 31

                           but your exposure in North America goes up dramatically and John and David, maybe both of you want to comment on where you see that and where you'd like that ideally to be over the next few years. And are there possibly some brands that will be immediately absorbed within IPG's network that'll change that slightly? Or maybe even domestic assets that might be sold back to management or divested otherwise?

J. Dooner                  A couple things, there's a lot in which you ask,
                           Karen. From a strategic point of view, you're absolutely right. The mix does not really materially change the trends of advertising and non-advertising.
                           Obviously, going forward, you have significantly more growth in the non-advertising area, so it reasonable to expect and logical for us to follow a strategy to continue to build those areas. Recognize too that True North actually does have some strength in those areas that we probably could help build, both in taking global footprints and competence. So if you will, that percentage also offers an opportunity in and of itself. So no question, we'll continue to look to build, if you will, in those areas.

                           Also, I think it's important that the industry understands that many times in the marketing services area, that billings and that revenue growth very often is coming from the relationship of the agency. So let's not minimize

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 32

                           the importance of having strong, deep client relationships at the agency base. We seem to have gotten away from that as we create these financial models, but it's very, very vital. The most important thing to look for, I believe, is the length and quality of a relationship you have with clients within the agencies and recognizing the notion that you can and should be providing multiple tools to them, and that creates a migration that builds those other areas, as well.

                           You asked whether or not we would take a look at the portfolio and see whether we would do alignments or integrations and so forth. And the answer, of course, would be yes; we would evaluate that. We would look at all things to ensure that all of the elements that are coming to bear have the greatest opportunity to grow in their particular area. It's very much a part of the same kind of growth strategy that we have with Interpublic, and that is obviously to get the ..., consolidate where it's appropriate to ensure you have the ... to get the growth where it seems most appropriate, and obviously the third part being expanding the charter so both the footprint and the competence is there.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 33

                           So sure, we would evaluate that. Going today, we're not prepared to discuss any of the specifics of that point, but obviously that's something that we would be working together to determine.

K. Ficker                  Okay.  Great.  Thank you.

Moderator                  The next question comes from the line of Alexia
                           Quadroni at Bear Stearns. Please go ahead.

A. Quadroni                Hi, good morning. Just a few questions. Sean, I think
                           you had commented earlier that you don't expect to see any profits from Modem in your projections for this year. But given how diluted it was to True
                           North's earnings in the fourth quarter and given that True North had sort of anticipated Modem would no longer be on their P&L by the end of second quarter to make their full year numbers, are you assuming any losses from Modem in your full year number?

S. Orr As we understand the Modem numbers, one of the reasons why they were recording losses in the past is because of a very heavy goodwill amortization burden in their numbers, in terms of their ongoing P&L. In the fourth quarter, there were significant impairment charges that further

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 34

                           depressed their earnings. Those accounting factors are behind them going forward, which changes their earnings picture quite to the positive going forward. So we don't feel you have the risk of the same kind of dramatic P&L impact coming out of Modem going forward as you saw in '00 for the full year or for the fourth quarter. But I'll let Kevin add to that.

K. Smith Sure. Alexia, we would expect them to be profitable after all the write-offs that they've taken with the elimination of the goodwill charges, as well as the severance that they've taken and the shutdown in Japan, which was a losing operation for them. We think they should be profitable in '01.

A. Quadroni                And it will be profitable from the get-go? At least
                           in the first half of the year?

K. Smith Well, they announced a first quarter charge of $3 million to shut down Japan and some other severances. So setting that aside, I think they'll clearly be profitable.

A. Quadroni                Okay. And then, just a follow up, Sean, on your
                           comments earlier on your cost savings, since you qualified a lot of them as low hanging fruit, would

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 35

                           you assume that will see maybe half of that $25 million shortly after the closing? Or at least in the second half of this year?

S. Orr Well, it really depends upon, first of all, the timing of the closing, Alexia. Then one of the things that we'll be working closely with Dave and Kevin on is the phasing of these synergies. We've had some great discussions in very finite detail on a person-by-person basis about what the opportunities are. But in terms of how quickly operational lives...something we still have to work out between the two companies. But I think you have right to start expecting to see a meaningful portion of the savings shortly after the closing. As a result, though, you'll only have a part year effect coming through in the '01 numbers.

A. Quadroni                Okay. And just a last question, any commentary or any
                           feel for what Publicis is planning on doing with their stake in True North or what they think of the deal?

D. Bell We have no comment. We have tried to make a call to Publicis. In fact, we think that the CFO may be at the First Boston Credit Suisse conference, and we have not connected today, but we have tried to make a call.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 36


A. Quadroni                Okay.  Thank you.

Moderator                  The next question comes from the line of Michael
                           Russell at Morgan Stanley. Please go ahead.

M. Russell                 Thank you very much. I guess, gentlemen, I'm
                           worried about Mr. Hammersley, who's moving from London to the US to head up Lowe Lintus US. Does he need to go back? Can you tell us how the relationship between Bozell and Lowe Lintus might actually work as you think about this going forward?

D. Bell Well, I'm not sure where that question is coming from, unless there's something you heard this morning. Paul is coming to Lowe Lintus. Those plans remain and actually, we're thrilled that he's doing it. I think you may know, or I'd like to have you know, that he's done a fantastic job in London in one year. In its infant year, it became agency of the year with significant performance and new business and with existing clients and turning around the relationship with Unilever. So we look for great things from Paul and there is no correlation or relationship to Bozell and Lowe Lintus. As I think I had mentioned earlier, the importance of keeping our

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 37

                           focus on Lowe Lintus and its performance will not change. So I'm not looking for any solution coming out of a relationship with Bozell, period.

M. Russell                 So your intention right now is to keep them separate?

S. Orr Yes. Again, I was asked before and we have not determined for sure what we'll do, as you would expect, is to ensure with our growth strategy that all component parts are evaluated relative to their opportunity to expand and provide the services the clients need to get for their growth, as well. But at this point in time, there's been no direct discussion with regards to Bozell as it relates to Lowe Lintus at all.

D. Bell Mike, this is David. As planned chairman of the transition team, let me just tell you that any possible combinations in the future will be looked at carefully by our management and they'll be done with the same kind of care that you watched us do our internal kinds of things. We did them where it benefited clients and the employees and the brands that we operate, and none of those have been determined. Clearly, with the scope and breadth of opportunities we have, we have an ability to enhance our brands going forward. But the definitive nature of that would be very carefully considered.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 38

M. Russell                 Okay, then just one follow up. Brendan and David, one
                           of the things that you've done is kind of get yourself in a situation to get another auto account.
                           I'm wondering how that might fit and what might be on your radar screen now.

B. Ryan Well, you sound like these guys. The ink isn't even dry yet and you want me to have a new auto account. I think we bring to the party some tremendous capabilities in that area, and obviously that's one of the priorities. And working within the Interpublic Group, that's an opportunity right there, but then there are other opportunities, as well. We don't have anything to say specifically right now other than that's a great opportunity for us. We're a big, strong company without one and would be even better with one.

D. Bell The best way to say it, Mike, is that our task force that is operating aggressively in that area certainly will continue to operate as aggressively in the new environment.

M. Russell                 Great.  Thanks very much and congratulations.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 39

Moderator                  We have a question from the line of Fred Fialco at
                           Toray Companies.  Please go ahead.

D. Ebie                    Hey, John, it's Doug Ebie from Toray.

J. Dooner                  Hi, Doug.  How are you?

D.Ebie Listen, I'm just curious... out three to five years, what does this do to your growth rate? It just appears like this might slow your growth rate somewhat. I mean do you foresee this increasing it?

J. Dooner                  Well, yes. First off, I'm not sure what numbers or
                           way you're looking at, what kind of model you're looking at that it would say it would slow the growth rate...

D. Ebie You know me better than that, John. I'm not looking at any model. Oh, there you go.

J. Dooner                  No, I think ultimately, strategically, what you need
                           to have is the very best client base. You need to have a commitment to give those clients the integrated solutions required to have them build their business and expand

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 40

                           their brands, and you need to be able to do that on a global basis. What we have here are the elements that it will be added to Interpublic that is on a same, strategic course, and also will be integrated to our growth strategy, whether it be our emphasis on organic and margin growth or as we talked earlier about the consolidation, integration and expansion. So no, I think that putting all the component parts together, that this will enhance our growth capability. And I think you also heard from Brendan and David that they believe that this will significantly enhance their opportunity for growth in that it gives them more ammunition, if you will, in terms of offerings to help clients build their businesses. So...

D. Ebie I just ... what I was referring to is that clearly IPG has grown a lot faster than True North has over the last 10 years. So what you're saying is that you're going to be able help them grow faster within your organization?

J. Dooner                  I have to tell you this. My new thing about
                           humility and I won't tell you the whole story. But if you examine True North's performance in the fourth quarter, and if they were able to share with you some recent numbers they have, I don't think you'd be saying that to me.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 41

D. Ebie I'm not talking about the fourth quarter; I'm talking about the last 10 years.

D. Bell This is David. Let me comment on that. I think we've tried to be clear that we think that this merger can actually enhance the growth of True North, and enhance it in several arenas. We think this is the logical next step to accelerate growth by having expanded service offerings for our strong client base, by having a different kind of acquisition currency, which frankly has hampered our top line revenue growth in not being able to be as aggressive a consolidator in our industry as we've liked. And secondly, we have some opportunities with clients to expand them across platforms. And those are the things that we think can take the True North track record over two years and move it to the next level and be part of Interpublic in that context.

J. Dooner                  Also Doug, don't minimize the momentum. Put
                           the Daimler-Chrysler aside. You're seeing significant momentum in the last two years in this company from SCB and all the other companies as well. So this company has got a lot of vitality that will add to what David just mentioned.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 42

D. Ebie John, I don't know if this is the forum, but could you comment just on how is business right now?

J. Dooner                  It's probably not the forum.  How's business...

D. Ebie                    Well, don't answer it then.

J. Dooner                  Yes, let me do offline with you, if I can with you on
                           that. I just completed a trip around the world to meet with our key clients and top line I will give you, and then we should spend some time offline, is that there's still optimism coming from these global leaders in business about the global marketing and global economic picture. There's no question, we don't have an ostrich effect in the States with the apparent slowdown here, but by and large, there still remains positive feelings going forward.

D. Ebie                    Okay.

J. Dooner                  And I'll go into detail with you, Doug, offline if
                           it's okay.

D. Ebie                    Yes.  Well, congratulations.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 43

J. Dooner                  Thank you.

Moderator                  The next question comes from the line of Chris
                           Hampton at Bank of America. Your line is open.

C. Hampton                 A couple of quick questions. One, is there any
                           further clarification you can give us, and obviously you're maintaining double-digit growth, estimates including Chrysler. I'm wondering if you can narrow that down at all as to what you might see. Is there any additional clarification you can give us? If you can't give us on what the amount or extent of one-time charges, particularly the non-investment banking ones. The ones related to cash, one's possibly related to severance or facility closures or any of the other kind of typical charges we might see when there's a transaction of this magnitude. What they might or when you would disclose those.

                           Then, lastly, given your IPG's positive outlook at least initially on Modem, and obviously you've been pretty active in snapping up some of the smaller interactive shops as evidenced by Holiday's recent purchase of Espen Interactive, is there a possibility that Modem might fit in as an owned entity rather than a partially owned entity? And if you can't answer that question right now, how might you come to that decision? Thanks.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 44

S. Orr Let me try to take them in order. The numbers on Chrysler, I think that our friends at True North have been fairly open about their revenue numbers for the year 2000 were in the $136 million range. It would be a revenue contribution in the early trimester of '01 of about $13 million. What we're saying is that, despite that very significant negative comparison on a very, very major automotive account, True North as an entity will be growing this year on the top line. And when you put that True North performance together with Interpublic, it's going to yield a reported double-digit growth for 2001 for the combined entity.

                           Now, we also said earlier is if you backed out that Chrysler noise, the combined entities will grow at a 15% rate year to year on the top line.

                           In terms of one-time charges, I think one of the issues that David's transition team will be focusing on is both the phasing, the communication, and how people affected by the restructuring will be dealt with. So it would be more appropriate to have those issues resolved before we make an announcement of what the numbers are. Particularly since, as I said earlier, the focus primarily has been on the obvious overhead redundancies right now, and there's still work to be done on

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 45

                           other opportunities within the combined enterprise. So now isn't the right time to disclose a number, even though I'd be happy offline, Chris, to have a discussion with you on what you can do to make some educated guesses on what we might do there. I think closer to the time of the closing would be a more realistic time to expect to have a discussion of what those numbers may be.

                           In terms of Modem Media, I think again, it's too early to tell. In terms of the overall economics of this combination, it's a small piece of the puzzle. But obviously, the fact that Interpublic is stepping into True North's chair will be significant, at least potentially, to Modem Media's shareholders. But we need to get to know Modem's management a lot better before we can really make responsible statements along those lines.

C. Hampton                 Great.  Thank you.

Moderator                  The next question comes from the line of David
                           Liebowitz at Burnham.  Please go ahead.

D. Liebowitz               Let me add my congratulations to everyone else's. A
                           few brief questions. Are there any differences in the accounting practices of the two companies

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 46

                           and might that have any impact on how the combined accretiveness works out?

S. Orr Actually, as you go through a process like this, David, we each have an opportunity to study very carefully what our various accounting practices are. The one that probably has gotten the most, I'll call it notoriety over the last several weeks has been around how goodwill has been treated. And True North has made a change to their practice and is now writing off its goodwill over a much shorter period. I think standard convention in a lot of industries, including ours, historically has been 40-year goodwill lives. True North has agreed with the SEC to use nothing more than 20 going forward.

                           Now as it relates to Interpublic, because the SEC and the office of the chief accountant over the last several years has been very public about their attitude of using no more than 20 years, for the last several years, Interpublic has been using a 20 year maximum as a guiding rule of thumb. So we feel that as it relates to our current acquisition practices and the accounting that we use relating to acquisitions we've done since the SEC has come public with that attitude, is very much in step with what True

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 47

                           North is doing. And so we think there is on a go-forward basis a high degree of parallelism between their methodology and ours.

                           Any of the other minor differences in practices between the two companies are really trivial in the context of a combination of this size.

D. Liebowitz               My second question. I'm getting feedback on the line
                           now. I apologize. What is the size of the accretion of earnings in 2002?

S. Orr There will be some information put up on our Web site and made publicly available to help people start to get a gauge on that, David, and I would refer you to that information.

D. Liebowitz               All right. What about cash flow? Will the cash flow
                           gains be of the same magnitude or percentage as the accretion?

S. Orr Actually, David, the cash flow story and the cash earnings story is an even better story than the GAAP EPS story.

D. Liebowitz               Great. And my last question, are there any
                           hidden assets that you've discovered at True North?
                           In other words, do you have a building that

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 48

                           may be worth $10 million or $20 million or $100 million, or other goodies of that nature, which after the deal is consummated, you'll be able to retrieve and put into the treasury?

S. Orr You know I'd like to have Kevin answer that question because I might learn something from what he says. But the short answer is no, David. There's nothing up anybody's sleeve here.

D. Liebowitz               Okay.  Thank you very much and again,
                           congratulations.

Moderator                  We have a question from the line of Diana Drepkin
                           of...Capital. Please go ahead.

D. Drepkin                 Hi, thank you. Can you talk a little bit about the
                           regulatory approval needed for the merger to close?
                           Specifically, which approvals will you need to close and whether or not you are going to need the foreign approval?

J. Dooner                  Well, obviously, this is a question for the
                           general counsel of Interpublic. Obviously we're going to need a Hart-Scott approval and it is likely that

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 49

                           there would be some foreign approvals that we will have to deal with, as well.

D. Drepkin                 And which one of approvals would it be?

J. Dooner                  I'm not sure exactly which countries, but a number of
                           them, as you well know, require antitrust approval.
                           Some in Europe, some in Latin America, and we'll deal with them as we need to.

D. Drepkin                 Okay, thanks.

Moderator                  The next question comes from the line of Jim
                           Dougherty of Prudential Securities. Please go ahead.

J. Dougherty               Hi. This call is for the True North guys. When you
                           say you're comfortable with the first quarter estimates and the 2001 estimates that are currently out there, and the current being on the first call is $0.20 for the first quarter and $2.03 for the year.
                           Specifically, are those the kind of numbers you're comfortable with?

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 50

K. Smith Well, the first quarter consensus was $0.24 prior to the time that we announced the change in goodwill amortization, which we believe will have about $0.07 impact on the quarter.

J. Dougherty               So you're really saying you're comfortable with
                           $0.17.

K. Smith                   We think that's about the right number, yes.

J. Dougherty               What would be the...

J. Dooner                  Jim, you're breaking up.

J. Dougherty               Oh, okay. Would it be reasonable just to
                           extend that kind of proportion across the air and say that the...after... of those amortization changes, that should be more like... to $2.00, or should be $1.85 to about $1.90... close to $2.00 plus? Is that more like what we're looking for?

K. Smith Again, the full year consensus was $2.15 at the time we announced the change, and the amortization is pretty much on a straight-line basis.

J. Dougherty               Okay.  Thank you.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 51

Moderator                  The next question comes from the line of Todd Mason
                           of Alpine Associates. Please go ahead.

T. Mason                   There's no question.

M                          Okay, thank you.

Moderator                  Then our next question comes from the line Ed Bree at
                           Sterling Capital Management. Mr. Bree, your line is open.

E. Bree Yes, I'd like to know, the first question is who is offering the fairness opinions on this transaction at a price that appears tremendously below recent advertising transactions of this magnitude?

D. Bell The fairness opinion for Truth North is rendered by Morgan Stanley Dean Witter.

J. Dooner                  And for Interpublic by Goldman Sachs.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 52

E. Bree Okay. And I guess a question for David. Obviously, the valuation being applied to True North at today's prices is very low. What is your expectation as far as the level of influence on Interpublic being able to buy back a significant amount of stock if in fact you think their stock is very undervalued?

D. Bell Clearly, Interpublic's ability to buy back stock is a decision of Interpublic's management. What we believe in the fairness opinion and what we believe looking at it is that the exchange rate that we're talking about here is an extraordinarily good exchange rate that is fair to both parties. We believe at True North, in our opinion, that Interpublic's stock is undervalued and the exchange rate is the issue we look at very carefully.

E. Bree I just comment that watching a deal of this magnitude being financially and strategically accretive to the buyer from the get go is a real testament to Interpublic's negotiating ability. But again, I just want to express my disappointment on the valuation. Thanks.

Moderator                  We have a follow up question from the line of Karen
                           Ficker at ING Baring.  Please go ahead.

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 53

K. Ficker                  I was looking for a little bit more color on,
                           I guess, the language of the deal and the transaction. Is it pretty much boiler plate in terms of the $80 million break up fee and that you cannot enter into any new discussions with outside parties, but that the former discussions or former parties are grandfathered in?

S. Orr                     No.  No comment, Karen.

J. Dooner                  I think we've said all we're going to say about that
                           right now.

S. Watson                  Operator, if all the further questions are repeats
                           we would like to end the call now.

Moderator                  Okay.  There are no further questions in queue at
                           this time, then.

S. Watson                  Thank you, everyone, for joining us. We will be
                           available to answer your questions individually. My phone number is 212-399-8208.

Moderator                  Ladies and gentlemen, this conference will be
                           available for replay after 3:00 p.m. today through Tuesday, March 20, at 11:59 p.m. You may access the AT&T Teleconference system at any time by dialing
                           1-800-475-6701

                                                           MCCANN ERICKSON, INC.
                                                                  HOST: SEAN ORR
                                                   MARCH 19, 2001/10:00 A.M. CST
                                                                         PAGE 54

                           and entering the access code 577714.
                           International participants dial 320-365-3844.

                           That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.